As filed with the Securities and Exchange Commission on April 1, 2024.

Registration No. 333-262527

Registration No. 333-228675

Registration No. 333-175007

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-262527

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-228675

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-175007

UNDER

THE SECURITIES ACT OF 1933

KODIAK GAS SERVICES, LLC

(as successor in interest to CSI Compressco LP)

(Exact name of registrant as specified in its charter)

Delaware	45-2397126
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

9950 Woodloch Forest Drive, 19th Floor

The Woodlands, Texas 77380

(936) 539-3300

(Address of Principal Executive Offices) (Zip Code)

CSI Compressco LP Second Amended and Restated 2011 Long Term Incentive Plan

Compressco Partners, L.P. 2011 Long Term Incentive Plan

(Full title of the plan)

Robert M. McKee

Kodiak Gas Services, Inc.

9950 Woodloch Forest Dr., 19th Floor

The Woodlands, TX 77380

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Keith M. Townsend

Robert J. Leclerc

King & Spalding LLP

1180 Peachtree Street, NE, Suite 1600

Atlanta, GA 30309-3521

(404) 572-4600

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

Kodiak Gas Services, LLC, a Delaware limited liability company (“Kodiak”), as successor in interest to CSI Compressco LP, a Delaware limited partnership (“CSI Compressco”), is filing these post-effective amendments (these “Post-Effective Amendments”), which relate to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”), filed by CSI Compressco, with the Securities and Exchange Commission:

•

Registration Statement on Form S-8 (No. 333-262527), which was filed by CSI Compressco with the SEC on February 4, 2022, registering an additional 582,746 Common Units in CSI Compressco under the CSI Compressco LP Second Amended and Restated 2011 Long Term Incentive Plan.

•

Registration Statement on Form S-8 (No. 333-228675), which was filed by CSI Compressco with the SEC on December 4, 2018, registering 3,850,000 Common Units in CSI Compressco under the CSI Compressco LP Second Amended and Restated 2011 Long Term Incentive Plan.

•

Registration Statement on Form S-8 (No. 333-175007), which was filed by CSI Compressco with the SEC on June 17, 2011, registering 1,537,122 common units representing limited partner interests (the “Common Units”) in CSI Compressco under the Compressco Partners, L.P. 2011 Long Term Incentive Plan.

Reference is made to the Agreement and Plan of Merger, dated December 19, 2023, by and among Kodiak Gas Services, Inc., a Delaware corporation, Kodiak, Kick Stock Merger Sub, LLC, a Delaware limited liability company, Kick GP Merger Sub, LLC, a Delaware limited liability company, Kick LP Merger Sub, LLC, a Delaware limited liability company, CSI Compressco, and CSI Compressco GP LLC, a Delaware limited liability company (the “Merger Agreement”).

On April 1, 2024, in connection with the consummation of the mergers contemplated by the Merger Agreement (the “Closing”), Kodiak has terminated all offerings of securities pursuant to the Registration Statements. In accordance with the undertakings made by CSI Compressco in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of such offerings, Kodiak hereby removes from registration by means of this Post-Effective Amendment all such securities registered but unsold under the Registration Statements as of the date hereof. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of all such securities and Kodiak hereby terminates the effectiveness of the Registration Statements.

After the Closing on April 1, 2024, and in accordance with the applicable provisions of the Delaware Revised Uniform Limited Partnership Act and the Delaware Limited Liability Company Act, CSI Compressco merged with and into Kodiak (the “Post-Closing Merger”). At the effective time of the Post-Closing Merger, the separate existence of CSI Compressco ceased, and Kodiak survived the Post-Closing Merger as a direct subsidiary of Kodiak Gas Services, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of The Woodlands, State of Texas, on this 1st day of April, 2024.

Kodiak Gas Services, LLC
Successor in interest to CSI Compressco LP

By:	/s/ Kelly M. Battle
Name: Kelly M. Battle
Title: Executive Vice President, Chief Legal Officer, and Chief Compliance Officer

Note: No other person is required to sign this Post-Effective Amendment to Form S-8 Registration Statements in reliance on Rule 478 under the Securities Act of 1933, as amended.